FOURTH PROSPECTUS SUPPLEMENT                    Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated May 4, 1999)                     Registration No. 333-77729


                                1,149,000 Shares


                                VTEL CORPORATION
                                  Common Stock
                                 $.01 par value


                          -----------------------------


     This fourth prospectus supplement supplements and amends the prospectus dated May 4, 1999, relating to 1,149,000 shares of our common stock, that may be offered and sold from time to time by certain of our stockholders.

     Our common stock is traded on the Nasdaq National Market under the symbol "FORG." On July 18, 2001, the closing price for our common stock on the Nasdaq National Market was $1.25.

     On May 30, 2001, we announced our plan to conduct business under the name "Forgent Corporation," and plan to change our company's name at our next meeting of stockholders, subject to stockholder approval.

     We will receive none of the proceeds from the sale of the common stock offered by the selling stockholders. We will pay for expenses of preparing and filing the registration statement, the prospectus, this fourth prospectus supplement and all other prospectus supplements. The selling stockholders will pay all selling and other expenses that they incur.

     The prospectus, together with this fourth prospectus supplement, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act with respect to offers and sales of the shares of common stock. All references in the prospectus to "this prospectus" are hereby amended to read "this prospectus (as supplemented and amended)."

     YOU SHOULD READ THE PROSPECTUS AND THIS PROSPECTUS SUPPLEMENT CAREFULLY BEFORE YOU INVEST, INCLUDING THE RISK FACTORS WHICH BEGIN ON PAGE 2 OF THE PROSPECTUS.



     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF
    THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.


                          -----------------------------


            The date of this Prospectus Supplement is July 20, 2001.

     The prospectus is hereby amended to modify the table located in the section of the prospectus entitled "Plan of Distribution; Selling Stockholder" to delete the reference to Vosaic Company, LLC and, in lieu thereof, add the following information:

     The table below sets forth information as of July 20, 2001 concerning beneficial ownership of the shares of the selling stockholders therein listed. All information concerning beneficial ownership has been furnished by the selling stockholders.




                                             Number of Shares of                                     Common Stock
                                                 Common Stock            Number of Shares         Beneficially Owned
                                              Beneficially Owned         of Common Stock           After Offering(1)
          Selling Stockholder                 Prior to Offering               Offered           Number         Percent
          -------------------                -------------------         ----------------       ------         -------
Vosaic Company, LLC(2)                              252,769                   252,769             --              --
Stuart Johnstone                                    231,624                   231,624             --              --
Charles G. Colby, Jr.                               235,237                   235,237             --              --
Roy Campbell                                         45,928                    45,928             --              --
See-Mong Tan                                         33,423                    33,423             --              --
Zhigang Chen                                         34,323                    34,323             --              --
Dong Xie                                              4,731                     4,731             --              --
Miguel Valdez                                         4,326                     4,326             --              --
Dave Raila                                            3,637                     3,637             --              --
Fabio Kon                                               934                       934             --              --
Matt Younkle                                            688                       688              -              --
Chuck Thompson                                          199                       199             --              --
Erik Simon                                              541                       541             --              --
Doug Jones                                              138                       138             --              --
Willy Liao                                              138                       138             --              --
Martin Bargon                                            61                        61             --              --
Tim Offenstein                                           61                        61             --              --
James Wong                                            4,649                     4,649             --              --
University of Illinois at                            18,436                    18,436             --              --
   Urbana-Champaign
Andrew McGregor                                         541                       541             --              --
David Kubit                                             258                       258

                                                            --------------------

(1)  Assumes that all shares of common stock offered hereby by the selling stockholders are actually sold.
(2)  The address of Vosaic is 2320 Grand Canal Venice, California 90291.



     The selling stockholders have not, nor within the past three years have the selling stockholders had, any position, office or other material relationship with us or any of our predecessors or affiliates, except that See Mong-Tan was employed with us from January 26, 1999 to March 31, 2000, Miguel Valdez was employed with us from March 8, 1999 to May 15, 2000 and James Wong was employed with us from June 1, 1999 to May 24, 2000.

     The shares of common stock beneficially owned by the selling stockholders, together with the underlying registration rights, were acquired in a private transaction from Vosaic. Additional selling stockholders or other information concerning the above listed selling stockholders may be set forth from time to time in additional prospectus supplements.